Exhibit 23.2

Consent of Beard Miller Company LLP, Independent Registered Public Accounting Firm

Regarding:

Registration Statements, File No. 333-90348, No. 33-82420, No. 33-64294, and No. 333-117604

We consent to the incorporation by reference in the above listed Registration Statements of our report dated April 29, 2005, with respect to management’s assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting for Franklin Financial Services Corporation included in this Annual Report (Form 10-K/A) for the year ended December 31, 2004.

/s/ Beard Miller Company LLP

Harrisburg, Pennsylvania

April 29, 2005